Exhibit 99

                   Multimedia Games Announces CFO Resignation;
                    Randy Cieslewicz to Serve as Interim CFO

     AUSTIN, Texas--(BUSINESS WIRE)--May 18, 2006--Multimedia Games, Inc. (Nasdaq: MGAM) announced today that Craig S. Nouis, Vice President and Chief Financial Officer, has resigned to pursue other business opportunities. Randy Cieslewicz, Multimedia's Vice President of Tax, Budget and Corporate Compliance, will serve as Multimedia's Interim CFO.
     Clifton Lind, Multimedia's President and Chief Executive Officer commented, "We appreciate Craig's contributions over the last five years, and we wish him continued success in his future endeavors. Our accounting and finance department is well-staffed, experienced and capable, and we are confident that Randy Cieslewicz and Shannon Brooks, our Controller, will facilitate a smooth transition while we identify and appoint a new CFO."

     About the Company

     Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as the racino, charity bingo, video lottery, and sweepstakes markets. The Company's ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

     Cautionary Language

     This press release contains forward-looking statements based on Multimedia's current expectations. These statements are generally accompanied by words such as "will" and words of a similar nature that convey future meaning, and include the statement that Mr. Cieslewicz and Ms. Brooks will facilitate a smooth transition while the company identifies and appoints a new CFO. Risks and uncertainties that could cause results to differ from those currently anticipated include the risk that Multimedia is unable to find and smoothly transition to a qualified replacement for Mr. Nouis in a timely manner, and that such inability has a material adverse effect on Multimedia's business.


    CONTACT: Multimedia Games, Inc.
             Clifton Lind/Randy Cieslewicz, 512-334-7500
              OR
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni/Richard Land, 212-835-8500 mgam@jcir.com